Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into on this 15th day of August, 2016 by and between Harsco Corporation (hereinafter referred to as the "Company") and Scott W. Jacoby ("Employee").

WHEREAS, Employee has been employed by the Company as a Senior Vice President and Group President - Harsco Rail; and

WHEREAS, Employee and the Company wish to end their employment relationship on mutually agreeable terms, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1.    Separation of Employment.

Employee’s employment with the Company ended on August 16, 2016 (the “Separation Date”), after which he will not report to work or accept any assignment or task on behalf of the Company other than to perform the obligations as expressly set forth herein. The Company shall pay Employee the regular base pay to which Employee is entitled through August 19, 2016 pursuant to regular payroll practices. In addition, the Company shall pay Employee for any unused vacation time that Employee accrued through the Separation Date. These payments are subject to all applicable taxes and withholdings.

2.    Severance Payments to Employee. The Company will pay Employee one (1) year of severance in the total gross amount of Three Hundred Thirty Thousand Dollars ($330,000) (the "Severance Payment"). The Company will also pay an additional payment in the gross amount of Four Hundred Twenty Thousand Dollars ($420,000) (the “Additional Payment”). The Severance Payment and the Additional Payment will each be paid in two equal installments with the first aggregate installment payment (totaling $375,000) being paid within fifteen (15) business days following the Effective Date of this Agreement (as defined below) provided that Employee has signed this Agreement, not revoked such Agreement, and is in compliance with the terms of this Agreement. The second aggregate installment payment (totaling $375,000) shall be paid on the first regular payroll date following six (6) months after the Effective Date of this Agreement provided that Employee is in compliance with the terms of this Agreement. These payments are subject to all applicable taxes and withholdings. Employee agrees that the Company shall deduct from the first installment payment any personal expenses that Employee owes to the Company. With the exception of any taxes that the Company withholds from the amounts described in this paragraph, Employee remains responsible and liable for any and all taxes on the amount paid to him (and/or his estate if applicable).

3.    Other Payments and Employee Benefits.

(a)    Group health, vision, and dental insurance, group term life insurance, and accidental death and dismemberment insurance, short and long-term disability coverage, flexible spending account, 401(k) plan, non-qualified retirement plan and pension plan participation, and any other fringe benefits associated with Employee’s employment with the Company shall cease as of the Separation Date, in accordance with the provisions of such plans.

(b)    After the Separation Date, Employee will become eligible to elect continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), with information regarding continuation rights provided in separate correspondence. If

Exhibit 10.1

Employee elects to enter into this Agreement and makes a timely election of COBRA, then the Company agrees to pay the Employee’s health insurance COBRA premium for the Employee, his spouse and covered dependents up to the first twelve (12) months of such coverage and/or reimburse Employee for any direct payment of premiums, within fifteen (15) calendar days of submission of reasonable proof of payment. The Company's obligation, pursuant to this section, to pay COBRA premiums on behalf of Employee shall cease at such time that Employee secures comparable health insurance coverage from another source, including coverage from the employer of Employee's spouse. Employee agrees to promptly notify the Company in writing upon obtaining other health insurance coverage. In the event of Employee’s death prior to the expiration of the twelve (12) month period following the Employee’s Separation Date, the Company agrees to continue to pay the COBRA health insurance premiums for the Employee’s spouse and covered dependents through the end of the twelve (12) month period following the Separation Date.

(c)    Nothing in this Agreement shall affect any rights that Employee may have under the Company's qualified or nonqualified retirement plans. If applicable, Employee may make appropriate election for distribution or payment of benefits, if any, from these plans according to their respective provisions. Otherwise, distribution or payment of benefits shall be made pursuant to the terms of such plans.

(d)    Employee may elect to convert any group life insurance coverage to an individual program within thirty (30) days of the Separation Date at the rates provided by the carrier, with conversion information provided in separate correspondence; provided that, notwithstanding anything to the contrary herein, in the event of such election, the Employee shall be solely responsible for all premiums and costs associated with such coverage.

(e)    The Company will provide Employee the opportunity to participate in outplacement assistance through a vendor selected by the Company, up to a maximum cost of $7,500.00. Employee must commence utilizing this outplacement service within six (6) months after the Separation Date and must conclude the use of this outplacement service within twelve (12) months after the Separation Date.

(f)    The Severance Payment, the Additional Payment, and the payments set forth in Paragraph Nos. 3(b) and 3(e) above shall be referred to collectively as the “Consideration Payments” in this Agreement.

(g)    The Company will not take any action to contest employee's receipt of unemployment compensation benefits in connection with the termination of Employee's employment; provided, however, that it is mutually understood that: (i) the Company shall respond truthfully to any inquiries from the state unemployment compensation authorities (i.e., identifying the Consideration Payments in this Agreement, etc.), and (ii) unemployment compensation eligibility decisions are made by the state unemployment compensation authorities.

(h)    No Other Payment. Employee acknowledges that the Consideration Payments, in whole or in part, represent consideration to Employee for the terms of this Agreement. Other than as expressly provided for herein, Employee shall receive no compensation or benefit from the Company after the Effective Date of this Agreement. In other words, Employee is not and shall not be entitled to any payment or other benefits other than those described in this Agreement. Employee also affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled. Except as set forth in this Agreement, Employee agrees that he is not entitled to any additional payment or benefits from the Company including, but not limited to expense reimbursements, bonuses, commissions, equity awards, attorneys’ fees, or any other compensation or benefit.

Exhibit 10.1

(i)    The Company’s obligation to pay the Consideration Payments set forth herein is subject to Employee’s performance of his obligations as set forth herein. In the event that the Consideration Payments have been made, in whole or in part, to Employee and it is determined that Employee has breached any of his obligations as described or referenced in this Agreement including, but not limited to, his non-competition and confidentiality obligations, then Employee agrees to repay to the Company ninety percent (90%) of the aggregate of the Severance Payment and Additional Payment already paid Employee upon request.

4.    General Release and Waiver of Claims.

(a)    Employee Release. Employee, for Employee and for Employee's executors, administrators, attorneys, personal representatives, successors, and assigns, for and in consideration of promises made herein, does hereby irrevocably and KNOWINGLY, VOLUNTARILY and unconditionally waive and release fully and forever any claim, cause of action, loss, expense, or damage, known or unknown, of any and every nature whatsoever against the Company and its past and present parents, subsidiaries, divisions, related or affiliated entities, and all officers, directors, agents, insurers, attorneys, employees, or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as "Released Entities"), of whatever nature arising from any occurrence or occurrences, from the beginning of time until the date of Employee's execution of this Agreement, including without limitation any claims arising or in any way resulting from or relating to Employee's employment with the Company or the termination therefrom. It is understood that this release does not serve to waive any claims that, pursuant to law, cannot be waived or subject to a release of this kind, including claims for unemployment or workers' compensation benefits. By signing this Agreement, Employee is not giving up: (i) any rights or claims that arise after Employee signs this Agreement; (ii) any claim to challenge the release under the ADEA; (iii) any rights to vested retirement benefits; and (iv) any rights that cannot be waived by operation of law.

Without limitation of the foregoing, Employee specifically waives any claims against all Released Entities arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Portal to Portal Act, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law, the South Carolina Human Affairs Law, S.C. Code Ann. §§ 1-13-10 et seq.; the South Carolina Wage Payment Law, S.C. Code Ann. §§ 41-10-10 et seq.; the South Carolina Military Reemployment Rights Law, S.C. Code Ann. §§ 25-1-2310 et seq.; the South Carolina Right to Work Law, S.C. Code Ann. §§ 47-7-10 et seq.; all as amended, or any other federal, state, or local law or ordinance relating in any way to unlawful discharge, discrimination, retaliation, wage payment, or fair employment practices, or any claim under any statutory or common law theory.

Should Employee institute any claim released by this paragraph, or should any other person institute such a claim on his behalf, Employee will reimburse the Company or applicable party, as applicable, for any legal fees and expenses incurred in defending such a claim. The intent of this paragraph is to capture any and all claims that Employee has or may have against the Released Parties arising from events occurring prior to the execution of this Agreement and covered by the foregoing release of claims. Employee warrants and represents that Employee has not, prior to signing this Agreement, filed any claim, charge, or complaint with any court or government agency in any way relating to Employee's employment with the Company, nor has Employee filed any claim, charge, or complaint whatsoever against any of the Released Entities identified above. While this release does not prohibit Employee from disclosing the terms of this Agreement and/or filing a charge with the EEOC, NLRB or any other governmental entity related to the Employee’s employment or separation of employment, Employee understands and acknowledges that the General Release and Waiver

Exhibit 10.1

of Claims set forth above will completely bar any recovery or relief obtained on Employee's behalf, whether monetary or otherwise, with respect to any of the claims that Employee has released against any and all of the Released Entities.

(b)    No Existing Claims. Employee acknowledges and agrees that, to his knowledge, he has not been subjected or exposed to unlawful treatment, harassment or discrimination, or been denied any statutory or other legal rights, by the Company during or in connection with his employment with the Company. Employee further warrants that, in connection with his employment with the Company, he has not engaged in any criminal or illegal conduct.

(c)    Employee warrants and represents that Employee has not commenced or been party to any action or proceeding in any court or agency against any of the Released Entities with respect to any act, omission, transaction or occurrence up to and including the Effective Date of this Agreement.

5.    Inventions and Developments. Employee agrees that all ideas, inventions, trade secrets, know how, documents, and data ("Developments") developed either during, in connection with, or pursuant to Employee's employment with the Company, shall become and/or remain the exclusive property of the Company. Employee agrees to provide all reasonable assistance to the Company in perfecting and maintaining the Company's rights to the Developments. The Company shall have the right to use the Developments for any purpose without any additional compensation to Employee. In addition to the foregoing obligations, Employee understands and agrees that Employee also has obligations relating to the Intellectual Property of the Company as set forth in the Confidentiality Agreement signed by Employee (the “Confidentiality Agreement”), and/or other agreements and that these obligations survive termination of his employment.

6.    Non-Compete Obligations.    Employee reaffirms that he will comply with all of his post-employment obligations as set forth in each of the Non-Competition Agreements accepted by Employee prior to and/or during his employment with the Company (collectively referred to as “Non-Competition Agreements”) including, but not limited to, a) the Non-Competition Agreement dated July 27, 2012, a copy of which is attached hereto as Exhibit “A”, and b) each of the Non-Competition Agreements attached as exhibits to the awards issued to and accepted by Employee under the Stock Appreciation Rights Agreements, Restricted Stock Units Agreements and Performance Share Units Agreements.

7.    Non-Disclosure of Information. During the course of Employee’s employment, the Company provided Employee with trade secrets and/or confidential information. Confidential information shall mean knowledge and information acquired by Employee concerning the Company’s business plans, client/customer prospects, client/customer lists, client/customer contacts, client/customer data, proposals to clients/customers and potential clients/customers, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, inventions, product and other designs, technologies, price lists, profit margins, financial statements, financial data, acquisition and divestiture plans, legal matters, and any other trade secrets or confidential or proprietary information, documents, reports, plans or data, of or about the Company which is not already available to the public. Employee shall keep and maintain trade secret and confidential information of the Company confidential and shall not, at any time, either directly or indirectly, use any trade secret or confidential information for Employee’s benefit or for the benefit of any person or entity, and shall not divulge, disclose, reveal, or otherwise communicate any such trade secret or confidential information to any person or entity in any manner whatsoever, except as required by law. In addition to the foregoing obligations, Employee understands and agrees that Employee also has confidentiality, nonuse, nondisclosure, non-solicitation and other obligations to the Company as set forth in the Confidentiality Agreement and Noncompetition Agreements and that these obligations survive termination of his employment.

Exhibit 10.1

8.    Confidentiality and Communications.

(a)    Employee Confidentiality Obligation. Employee agrees to keep the terms of this Agreement completely confidential, subject to the terms of Paragraph 4 above. Employee may disclose any information concerning the Agreement to Employee’s attorneys, spouse, tax accountants, financial advisors, or as required by law, provided that, if Employee makes a disclosure to any such person and such person makes a disclosure that, if made by Employee, would breach this paragraph, such disclosure will be considered to be a breach of this paragraph.

(b)    Employee Non-Disparagement. Employee agrees to refrain from any publication, oral or written, of a defamatory, disparaging, or otherwise derogatory nature pertaining to the Company, its products and services, and its employees or customers.

9.    Return of Property. Prior to receiving any Consideration Payments noted in this agreement, Employee must immediately return all Company property including, but not limited to, any equipment, keys, badges, cell phone, computers or electronic devices, files (electronic, paper or other media), records, or information relating to the Company including, but not limited to, fulfilling Employee’s obligation to return Company documents and other information as more fully required in Paragraph 2 of the Confidentiality Agreement. Harsco agrees to relay to Employee any personal phone calls that are received for Employee on his company issued cell phone number for one (1) month after the Separation Date.

10.    Non-Solicitation. In consideration of the Consideration Payments, Employee agrees that for a period of one year after the Separation Date (“Restricted Period”), Employee will not participate in recruiting or hiring any individual who is employed by the Company; and Employee will not engage in any discussions or communications with any such employee regarding potential employment or business opportunities; and Employee will not communicate to any other business, person, or entity about the suitability for employment of any individual who is employed by the Company; provided that, Employee may serve as a reference for an individual who has decided to leave the employ of the Company through no direct or indirect involvement or encouragement of Employee and who independently approaches Employee requesting that he serve as a reference. In such case, Employee may provide a reference on behalf of such individual subject to the non-disparagement obligations owed to the Company set forth in Paragraph 8 above. The foregoing non-solicitation obligations are in addition to the non-solicitation obligations set forth in the Noncompetition Agreements.

11.    Cooperation. For a period of four (4) months following the Separation Date, Employee will provide reasonable assistance and information necessary to the transition of Employee's job responsibilities. This duty to cooperate includes assistance and cooperation with the Company in locating information or data, providing other known information, assisting in legal matters relating to the Company about which Employee may have information, and transitioning business and legal relationships. Employee agrees to be reasonably available by phone and/or in person at the Harsco Chief Executive Officer’s request for such purposes including, but not limited to, communicating with other Harsco employees designated by the Harsco Chief Executive Officer. This duty to cooperate also includes assistance and cooperation with the Company and/or other persons engaged by the Company in the investigation, prosecution, and/or defense of any threatened or asserted litigation or investigations initiated by, or involving the Company or any person or entity affiliated with it. This agreement to cooperate also includes, but is not limited to, preparing for and truthfully testifying in connection with any such investigation or proceeding. Employee understands that Employee was employed as a representative of the Company, and Employee will not assist any person or entity in any matter adverse to the Company without first providing written notice to the Company’s General Counsel unless otherwise prohibited by law.

Exhibit 10.1

12.    Incentive and Equity Awards. All of Employee’s incentive and/or equity compensation awards granted to him by the Company that remain outstanding and unvested as of the Separation Date shall be terminated effective as of the Separation Date and be forfeited without consideration including, but not limited to the, unvested stock appreciation rights, unvested restricted stock units, unvested performance share units, unearned incentive payments and unvested change of control payments. Employee’s vested incentive and/or vested equity compensation awards shall be governed by the terms of the applicable Equity and Incentive Compensation Plan and applicable executed grant agreements.

13.    No Representations or Admissions. Neither the Company nor Employee admit any wrongdoing or liability of any sort and have made no representation as to any wrongdoing or liability of any sort, and this Agreement is executed to bring an amicable conclusion to the employment relationship.

14.    Entire Agreement. Employee agrees and acknowledges that no representation of fact or opinion has been made to induce Employee to enter into this Agreement or the General Release and Waiver of Claims contained herein, other than the terms of this Agreement itself. This Agreement constitutes the entire and exclusive agreement between the parties hereto with respect to the terms associated with Employee's termination of employment and with respect to the rights and obligations of the parties going forward. This Agreement shall supersede all previous or contemporaneous negotiations, agreements, commitments, statements, and writings between the parties including, but not limited to, the Change in Control Agreements executed by Employee which are hereby terminated but expressly excluding and preserving the Non-Competition and Confidentiality Agreements agreed to by the Employee as referenced in Paragraphs 5-7 above. Notwithstanding the foregoing, the obligations in Paragraphs 5-10 above of this Agreement shall be in addition to any other contractual or legal obligations of Employee on the same subject matter including, but not limited to, such obligations as are set forth in separate agreements between Employee and the Company on such subject matter.

15.    Severability. In the event that any provision of this Agreement shall be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect. If the release of claims language set forth in Paragraph 4 is found by a court of competent jurisdiction to be, in whole or in part, unenforceable, the parties agree that the court shall enforce the scope of the release to the maximum extent permitted by law to cure the defect, and Employee shall comply with such reformed obligations without entitlement to any additional monies, benefits and/or compensation.

16.    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action, by either party, at law or in equity to enforce this Agreement or seek a remedy for any breach shall be brought in the Court of Common Pleas of Cumberland County Pennsylvania or the United States District Court for the Middle District of Pennsylvania, and Employee irrevocably consents to the personal jurisdiction of the above courts to resolve any such disputes. The prevailing party in any such action will be entitled to recover its attorneys' fees and costs.

17.    Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, successors, and assigns.

18.    Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 2 hereof will be payable until Employee has a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code (the “Code”). In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Employee upon or following his “separation from service”,

Exhibit 10.1

then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Employee’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Employee in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

19.    Acknowledgment. This Agreement contains a release of Employee’s claims against the Company and Released Entities. Employee has been advised to consult with an attorney as to whether to sign this Agreement and has consulted with an attorney of his choice. Employee has been given twenty-one (21) calendar days (“Consideration Period”) to consider this Agreement before signing it and returning it to Tracey McKenzie, Chief Human Resources Officer, 350 Poplar Church Road, Camp Hill, PA 17011. In the event Employee executes and returns this Agreement prior to the end of the Consideration Period, Employee acknowledges that his decision to do so was voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. The parties agree that this Agreement will not become effective until seven (7) calendar days after the execution of this Agreement and that Employee may, within seven (7) calendar days after the execution of this Agreement, revoke this Agreement in its entirety by written notice to the Company sent to Tracey McKenzie at the above address. If written notice is not received by the end of the 7-day period, this Agreement will become effective and enforceable at that time (“Effective Date”).

The parties represent and agree that each has fully read and understands the meaning of this Agreement and is voluntarily entering into this Agreement with the intention of giving up all claims against the other party as stated herein and for matters that arose up to and including the date the parties signed below. The parties acknowledge that they are not in entering into this Agreement relying on any representations by the other party concerning the meaning of any aspect of this Agreement.

Harsco Corporation
By:	/s/ Russell C. Hochman
Name:	Russell C. Hochman
Title:	Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary
Date:	August 15, 2016

Scott W. Jacoby
Signature:	/s/ Scott W. Jacoby
Date:	August 15, 2016